Exhibit 99.1

Patterson-UTI Energy, Inc. Announces Closing of $350 Million Offering of Senior Notes due 2029

HOUSTON, Nov. 15, 2019 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) (the “Company”) announced today that it has closed its previously announced registered underwritten public offering of $350 million aggregate principal amount of 5.15% Senior Notes due 2029 (the “Notes”).  The Notes will pay interest semi-annually at a rate of 5.15% per year and will mature on November 15, 2029.

The Company intends to use the net proceeds from the offering to repay in full the Company’s 4.27% Series B Senior Notes due June 14, 2022 (the “2022 Notes”), to repay a portion of the amounts outstanding under its term loan agreement and for general corporate purposes.

On November 15, 2019, the Company provided notice to the holders of its 2022 Notes of its intent to prepay 100% of the 2022 Notes.  The Company expects to prepay the 2022 Notes on December 16, 2019.  The total amount of the prepayment, including the applicable make-whole premium, is expected to be approximately $316 million, plus accrued interest to the prepayment date.

This press release is not an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes will be offered only by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. The offering of the Notes was made pursuant to an effective shelf registration statement and prospectus filed by the Company with the Securities and Exchange Commission.

About Patterson-UTI Energy, Inc.

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.

SOURCE PATTERSON-UTI ENERGY, INC.

Mike Drickamer, Vice President, Investor Relations, (281) 765-7170